Exhibit 99.1

Bank of the Ozarks, Inc. Announces Two-for-One Stock Split

LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 19, 2011--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that its Board of Directors has declared a two-for-one stock split of its common stock payable in the form of a 100% stock dividend. The two-for-one stock split is expected to be paid on or about August 16, 2011 to stockholders of record as of August 5, 2011. Stock certificates representing the additional shares will be distributed by the Company’s transfer agent, Bank of the Ozarks Trust and Wealth Management Division, and the per share price of the Company’s common stock will adjust accordingly on the NASDAQ Global Select Market for trading beginning on or about August 17, 2011. The Company currently has 17,127,740 shares of common stock outstanding. After the stock split, the current number of shares of common stock outstanding will increase to 34,255,480 shares.

This is the third two-for-one stock split of the Company’s common stock since its initial public offering in July 1997. The previous splits occurred in June 2002 and December 2003.

George Gleason, Chairman of the Board and Chief Executive Officer of Bank of the Ozarks, Inc., stated, “This declaration reflects our Board’s confidence in our ability to drive long-term value to our shareholders and recognizes our Company’s strong market performance and continued growth prospects. The decision to declare a two-for-one stock split will allow us to maintain a market price for our stock that is affordable and accessible to a wider range of investors and to increase our overall shareholder base and liquidity in our stock.”

Bank of the Ozarks, Inc. is a bank holding company with $4.03 billion in total assets as of June 30, 2011 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 113 offices in Arkansas, Texas, Georgia, Florida, North Carolina, South Carolina, and Alabama. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217